Exhibit 99.1

Dear Shareholder:

As we approach the upcoming Thanksgiving holiday, I would like to take this opportunity to express my sincere appreciation for your continued support of and commitment to OnScreen Technologies. I would also like to update you on our progress toward the commercialization of our technology and assure you of our commitment to communicate regularly with our shareholders as we progress toward our milestones.

Since being appointed CEO of the company in September, I have worked with OnScreen's management team, employees, and shareholders to conduct a strategic review, consisting of an assessment of the company's structure, strategy, and execution, and then the development of a new comprehensive business plan. This plan is designed to attack our target markets and maximize the value of the exciting and innovative technology portfolio that OnScreen has developed and acquired since its inception. My objective is fairly straight forward, as mandated by our Board: take the necessary actions to grow, develop, and generate revenue utilizing OnScreen's technology portfolio.

We've begun to take the steps that we believe will help get us there and we announced some of these initial steps through our SEC filings and press releases over the past several months: we have brought in a team of veteran, highly capable executives with C-level experience; relocated our corporate headquarters to better access the technical talent pool in Portland, Oregon; updated the Web site with fresh content and secured a banking relationship with a top tier technology investment firm, C.E. Unterberg, Towbin, that will help us improve access to the capital markets.

We currently have four products in various stages of introduction: RediAlert(TM) and Redi DMS(TM) for the government/agency market; and RediAd(TM), Living Window(TM) for the commercial market. We are working hard to bring these products to market and build our sales and marketing network. Please "stay tuned" to hear more about OnScreen's innovative technologies, which I anticipate discussing in my upcoming shareholder letters.

To more efficiently serve you and communicate with you on a regular basis, we are presently updating our shareholder database. If you received this letter from the U.S. Postal Service, we would like to suggest logging on to our Web site and register to be added to our email distribution list http://www.onscreentech.com/investor/.

Your management team is energized, committed, and excited about the future at OnScreen and again, we'd like to thank you for your continued support. We wish you and your family a very Happy Thanksgiving.

Kind regards,

Charles R. Baker
Charles R. Baker, CEO/Chairman, OnScreen Technologies, Inc.

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About OnScreen:

OnScreen Technologies, Inc. (OTCBB: ONSC) is a publicly traded company that owns the world-wide licensing and manufacturing rights to the patent pending OnScreen(TM) LED (light emitting diode) display architecture. OnScreen(TM) plans to outsource the manufacturing of its LED systems and build its business primarily through licensing and distribution partnerships that address the large government and commercial markets that use signage as a means of communicating with the public. The OnScreen(TM) technology produces LED display signs that are lighter, brighter and less expensive to install and support than current LED signs in the marketplace. More about OnScreen Technologies is available at http://www.onscreentech.com.

Forward Looking Statements

This press release contains "forward-looking statements," that may be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Actual results may differ materially from the predictions discussed. Additional factors that could materially affect our forward-looking statements include general economic and business conditions; the future results of projected contracts being executed; changes in the marketplace through zoning and government regulations involving LED (led emitting diodes); the success of our brand awareness campaign; ability to raise additional capital; competition; ability to build strategic relationships with manufacturers and/or customers; the protection of our intellectual property rights; and other factors over which the Company has little or no control, including those that the Company incorporates by reference in its Form 8-Ks, 10-Ks, and 10-Qs that it periodically files with the SEC.